SUB-ITEM 77C: Submission of matters to a vote of security holders.

(a)	On January 4, 1999, BISYS Fund Services Limited
Partnership, the Initial and Sole Shareholder of the Prime Money Market, U.S. Treasury Obligations
Money Market, Established Growth, Aggressive Growth,
 Emerging Growth, International Equity, Intermediate
Term Income, Limited Duration Government Securities,
Pennsylvania Municipal Bond, Lifestyle Conservative
Growth, Lifestyle Moderate Growth, and Lifestyle Growth
 Funds of Governor Funds, approved the following proposals by means of a Consent of Initial and Sole
Shareholder:

(1) Election of Trustees - John J. Bolger, James L.
Brock, Lana V. Burkhardt, John S. Cramer and Robert
E. Leech, being all of the Trustees, were elected as Trustees of Trust to hold office during existence of the Trust or (1) until the qualification of his or her successor, (2) until the Trust's termination as provided in the Agreement and Declaration of Trust
 ("Agreement") or (3) until his or her term shall earlier terminate as provided in the Agreement.

(2) Selection of Auditors - KPMG Peat Marwick LLP were elected as independent accountants for the Trust's organizational period and the remainder of its initial fiscal year.

(3) Approval of Investment Advisory Agreement between Governor Funds (the "Registrant") and
Governor Group Advisers, Inc. ("Governor").

(4) Approval of Investment Sub-Advisory Agreement between Governor and Martindale Andres & Company, Inc.
(5) Approval Sub-Advisory Agreement between Governor and Brinson Partners, Inc.
(6) Approval of Administration Agreement among the
 Registrant, Governor and BISYS Fund Services Ohio, Inc.
(7) Approval of the Fund Accounting Agreement between the Registrant and BISYS Fund Services, Inc.
(8) Approval of Transfer Agency Agreement between the
 Registrant and BISYS Fund Services, Inc.
(9) Approval of Distribution Agreement between the
Registrant and BISYS Fund Services Limited Partnership.
(10) Approval of the Trust's Distribution Plan and
Related Agreements.